Exhibit 10.13
Symetra Financial Corporation
Performance Share Plan
2009-2011
The Purpose of the Plan:
1.	The purpose of the Plan is to advance the interest of Symetra Financial Corporation (the “Company”) and its owners by providing executive incentives and by providing for a reasonable sharing of the financial performance of the enterprise.

2.	Summary: From time to time the Board of Directors of the Company (the “Board”) may grant to an executive of the Company an award of Performance Shares. At the time of grant, each Performance Share shall have the financial value of $100.00. Thereafter, the unit will have the financial value of $100.00 x (1 + Aggregate Percentage Growth), conditioned upon attainment of a stated Performance Goal over the Award Period specified in the Grant. At the end of the Award Period the Board will determine the degree of attainment of the Performance Goal and will assign a Harvest Percentage based on that determination. The matured Performance Shares will then be exchanged for a cash payment equal to the then financial value of the shares multiplied by the Harvest Percentage.

3.	Administration: The Plan shall be administered by the Board. The Board shall have the authority to select the executives who shall be participants (“Participants”), to determine the size and terms of an award, to modify the terms of any award that has been granted, to determine the time when awards will be made, to determine the Award Periods applicable to an award, to determine the Harvest Percentages applicable to an award, to determine the terms of a Participant’s grant agreement (which need not be identical or uniform), to establish Performance Goals in respect of such Award Periods, to certify whether such Performance Goals were attained and to make such other determinations that are not prohibited by this plan. The Board is authorized to interpret the plan to establish amend and rescind any rules and regulations relating to the plan and to make any other determinations that it deems necessary or desirable. Any decision of the Board in the interpretation and administration of the plan shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned. Determinations made by the Board under the plan need not be uniform and may be made selectively among participants regardless of whether such Participants are similarly situated. The Board shall have the right to deduct from any payment made under the plan any taxes required by law to be withheld with respect to such payment. The Board may delegate its duties hereunder to its Compensation Committee.

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4.	Eligibility and Participation: The Board shall designate those executives who shall be Participants. Participants shall be selected from among the executives who are in a position to have a material impact on the financial results of the Company. The designation of the Participants may be made individually or by groups or classifications of executives, as the Board deems appropriate. Executives shall not have a right to be designated as Participants and the designation of an executive as a Participant shall not obligate the Board to continue such executive as a participant in subsequent periods.

5.	Grants:
(a) Grant: In each Grant the committee shall specify, among other matters, (i) the number of Performance Shares awarded, (ii) the Award Period, (iii) the Performance Goal(s) to be attained within the Award Period, (iv) the method for determining the Harvest Percentage based upon the level of achievement of the Performance Goal(s), and (v) the maximum Award Payment.
(b) Performance measures: The performance measures for any award shall be as determined by the Board and as stated in the grant agreement. Normally the goal(s) will be based on some reasonable measure of growth in economic value per share of the enterprise, or on some similar measure of financial performance.
(c) Payment: As soon as practicable after the end of the Award Period, or such earlier date as the Board in its sole discretion may designate, the Board shall determine (i) whether the applicable Performance Goal(s) have been attained with respect to a given award and (ii) the Harvest Percentage applied to a given award. At the end of the Award Period the Board shall ascertain the actual value of the award. Unless otherwise determined by the Board or otherwise set forth in a grant agreement the actual value of an award shall be equal to the then financial value of the shares multiplied by the Harvest Percentage. A Participant’s actual value will be settled through a cash payment to the Participant within 2 1/2 months after the end of the Award Period.
6.	Termination of Employment: Except as set forth in Section 7 or otherwise set forth in a grant agreement a Participant shall immediately forfeit all outstanding awards upon any termination of employment prior to the end of the applicable Award Period. The Board may at its discretion provide that if a Participant dies, retires, is disabled, or is granted a leave of absence, or if the Participant’s employment is otherwise terminated in a manner reasonably judged to be not seriously detrimental to the company, then all or a portion of the Participant’s award, as determined by the Board, may be paid to the Participant (or beneficiary) after the end of the Award Period or at such other time as determined by the Board.

7.	Change of Control: (a) If a termination event occurs with respect to a Participant within 24 months after a Change of Control then each award held by such Participant that was granted prior to the Change of Control shall be cancelled and such Participant shall be entitled to receive in respect of each such canceled

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award a payment equal to the product of (i) the then financial value of 100% of the Performance Shares and (ii) the applicable Harvest Percentage. The applicable Harvest Percentage will be determined based on the extent to which the Performance Goal has been achieved as of the last day of the calendar quarter ending prior to the date of the applicable termination event. (b) Notwithstanding anything herein to the contrary, if, following a change in control, a Participant’s employment remains continuous through the end of an Award Period then the Participant shall be paid with respect to those awards for which he would have been paid had there not been a change in control, and the actual value shall be determined in accordance with section 5 above.

8.	Amendments or Termination: The Board may amend alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any award theretofore granted to a Participant without such Participant’s consent; provided, however, that the Board may amend the plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code of 1986, as amended, or any successor thereto, or other applicable laws.

9.	No Right to Employment: Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by, or to continue to perform services for, the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

10.	Nontransferability of Awards: An award shall not be transferable or assignable by the Participant, other than as described in Section 17 of this Plan.

11.	Reduction of Awards: Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant.

12.	Participation of Subsidiaries: If a subsidiary wishes to participate in the Plan and its participation shall have been approved by the Board, the Board of Directors of the subsidiary shall adopt a resolution in form and substance satisfactory to the Committee authorizing participation by the subsidiary in the Plan. A subsidiary that adopts the Plan in accordance with the Section shall be permitted to rename the Plan under the name of such subsidiary. A subsidiary may cease to participate in the Plan at any time by action of the Board or by action of the Board of Directors of such subsidiary, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the subsidiary’s Board of Directors taking such action. Termination of participation in the Plan shall not relieve a subsidiary of any obligations theretofore incurred by it under the Plan. The Board in its discretion may waive compliance with any provisions in this section.

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13.	Claims Procedure: In general, any claim for benefits under the Plan shall be filed with the Board of Directors by a Participant or beneficiary. The Board will consider the claim promptly.

14.	Miscellaneous Provisions: The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the subsidiaries, as described below (in which case such payments shall be made by such subsidiary, as appropriate). If a subsidiary adopts the Plan in accordance with Section 12, the subsidiary shall be responsible for all payments made under the Plan for Awards granted by the Board of Directors of the subsidiary including expenses involved in administering the Plan at the subsidiary level. The Plan is unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participant’s rights to any payment hereunder shall be no greater than the rights of the Company’s (or the applicable subsidiary’s) unsecured creditors. All references to Sections herein shall be deemed to be references to the specified sections of this Plan.

15.	Taxes: The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any taxes required by law to be withheld with respect to such payment.

16.	Choice of Law: The Plan shall be governed by and construed in accordance with the laws of Washington State.

17.	Designation of Beneficiary by Participant: A Participant may name a beneficiary to receive any payment to which he/she may be entitled in respect to a Grant in the event of his/her death. A Participant may change his/her beneficiary from time to time. If the Participant has not designated a beneficiary, or if no designated beneficiary is living on the date on which any amount becomes payable, that amount shall be paid to the Participant’s estate.

18.	Schedule of Definitions: The attached Schedule of Definitions shall be considered an integral part of this Plan.

19.	Effective Date of the Plan: The Plan shall be effective as of January 1, 2009.
IN WITNESS WHEREOF, Symetra Financial Corporation has caused this Plan to be executed this 14 day of May, 2009.

Symetra Financial Corporation
By	/s/ Christine A. Katzmar
Its Vice President

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